Exhibit 5.1

June 26, 2026

Tenon Medical, Inc.

104 Cooper Ct.

Los Gatos, CA 95032

Ladies and Gentlemen:

We have acted as counsel to Tenon Medical, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, and the preliminary prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the registration of (i) up to 6,975,584 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) or up to 6,975,584 pre-funded warrants (the “Pre-Funded Warrants”) together with (ii) common stock purchase warrants to purchase up to 6,975,584 shares of Common Stock (the “Common Warrants”), (iii) the warrants to purchase up to 209,267 shares of Common Stock to be issued to the placement agent in the offering (the “Placement Agent Warrants” and together with the Common Warrants and the Pre-Funded Warrants, the “Warrants”); and (v) the shares of Common Stock underlying the Warrants (the “Warrant Shares”). For each Pre-Funded Warrant the Company sells, the number of Shares offered will be decreased on a one-for-one basis.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Second Amended and Restated Certificate of Incorporation, as amended, as currently in effect, (ii) the Company’s Bylaws, as amended, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of the Securities Purchase Agreement; (v) the form of Pre-Funded Warrant, (vi) the forms of the Warrants, (viii) the form of Warrant Agency Agreement, (ix) the form of the Placement Agency Agreement, and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock;

2.	The Pre-Funded Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (i) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (ii) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses;

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

3.	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the exercise of the applicable Warrants against payment therefor, if any is payable, will be validly issued, fully paid and non-assessable shares of Common Stock; and

4.	The Warrants, when issued against payment therefor pursuant to the terms of the Securities Purchase Agreement related to the Prospectus, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (i) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (ii) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Pre-Funded Warrants and the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW